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<FILENAME>r13g4q12vrsn.txt

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )*

				  VeriSign, Inc.
                                (Name of Issuer)

				  Common Stock
                         (Title of Class of Securities)

                                    92343E102
                                  (CUSIP Number)

                                November 26, 2012
                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	[x] Rule 13d-1(b)
	[ ] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                PAGE 1 OF 3 PAGES

________________________________________________________________________________
 1     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Winslow Capital Management, LLC     41-1719690
________________________________________________________________________________
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3     SEC USE ONLY
________________________________________________________________________________
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Minnesota
       _________________________________________________________________________
                     5      SOLE VOTING POWER

    			    0
      NUMBER OF      ___________________________________________________________
        SHARES       6      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY             0
         EACH        ___________________________________________________________
      REPORTING      7      SOLE DISPOSITIVE POWER
       PERSON
         WITH               0
                     ___________________________________________________________
                     8      SHARED DISPOSITIVE POWER

                            0
________________________________________________________________________________
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       0
________________________________________________________________________________
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
       N/A

Page 2 of 3 pages

________________________________________________________________________________
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
       0.0%
________________________________________________________________________________
12     TYPE OF REPORTING PERSON*
       IA
________________________________________________________________________________




              Item 1(a) Name of Issuer:
                       	VeriSign, Inc.

              Item 1(b) Address of Issuer's Principal Executive Offices:
			21355 Ridgetop Circle
			Dulles, VA  20166
			United States

              Item 2(a) Name of Person Filing:
                        Winslow Capital Management, LLC

              Item 2(b) Address of the Principal Office or, if none, Residence:
			4720 IDS Tower
			80 South Eighth Street
			Minneapolis, MN 55402

              Item 2(c) Citizenship:
                        Minnesota

              Item 2(d) Title of Class of Securities:
                        Common Stock

              Item 2(e) CUSIP Number:
                        92343E102

              Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                        (e) [X]  An investment advisor in accordance with
                                 section 240.13d-1(b)(1)(ii)(E)

  Item 4    Ownership:
            (a) Amount Beneficially Owned:
                0

            (b) Percent of Class:
                0.0%

            (c)  Number of shares as to which such person has:

             (i)  sole power to vote or direct the vote:
              	   0

             (ii) shared power to vote or direct the vote:
                   0

             (iii) sole power to dispose or to direct the disposition of:
                   0

             (iv)  shared power to dispose or to direct the disposition of:
                   0
  Item 5    Ownership of Five Percent or Less of a Class:
            Not applicable.



  Item 6    Ownership of More than Five Percent on Behalf of Another Person:

            Securities reported on this Schedule 13G are beneficially owned by clients which may include investment companies registered under the Investment Company Act and/or employee benefit plans, pensions, Charitable funds or other institutional and high net worth clients.

  Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
            Not applicable.

Page 3 OF 3 Pages

  Item 8    Identification and Classification of Members of the Group:
            Not applicable.

  Item 9    Notice of Dissolution of a Group:
            Not applicable.

  Item 10   Certification:
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 27, 2012

                                 Winslow Capital Management, LLC
                                 By:   /S/Laura J. Hawkins

                                 Chief Compliance Officer


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